EXHIBIT 4.3

DESCRIPTION OF SLM CORPORATION’S COMMON STOCK

The following summary of terms of our common stock, par value $.20 per share (the “common stock”) is based upon our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”) currently in effect under Delaware law. This summary is not complete and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws. For a complete description of the terms and provisions of the common stock, refer to the Certificate of Incorporation, Bylaws, and form of common stock certificate, which are filed as exhibits to this Annual Report on Form 10-K. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to SLM Corporation. We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended, carefully.

General

The total number of shares of common stock which the Company shall have authority to issue is 1,125,000,000 shares of common stock, par value $.20 per share. As of January 31, 2020, 422,615,193 shares of our common stock, were outstanding.

Voting rights. Except as otherwise expressly required by law or provided in the Certificate of Incorporation, and subject to any voting rights provided to holders of preferred stock at any time outstanding, at each annual or special meeting of stockholders, each holder of record of shares of common stock on the relevant record date are to cast one vote in person or by proxy for each share of the common stock standing in such holder’s name on the stock transfer records of the Company.

Proxy access. Our Bylaws contain “proxy access” provisions which give an eligible shareholder (or a group of up to 20 shareholders aggregating their shares) that has owned 3% or more of the outstanding common stock continuously for at least three years the right to nominate 25% of the number of directors to be elected at the applicable annual general meeting, and to have those nominees included in our proxy materials, subject to the other terms and conditions of our Bylaws.

Dividend rights. Subject to the rights of the holders of preferred stock, and subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of common stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Rights upon liquidation, dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of shares of common stock are entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any preferred stock of the Company that may at the time be outstanding, in proportion to the number of shares held by them.

Other rights. No holder of shares of common stock is entitled to preemptive or subscription rights.

Election and Removal of Directors

Our Certificate of Incorporation provides that the number of directors of the Company shall be not less than eleven (11) and no more than sixteen (16). Subject to the provisions of the Certificate of Incorporation, the number of directors of the Company shall be fixed from time to time by a majority vote of the directors then in office. The board of directors shall consist of a majority of independent directors, as determined under the Company’s corporate governance guidelines or any applicable exchange listing rules.

Directors may be removed with or without cause by a vote of the holders of shares entitled to vote at an election of directors at a duly called meeting of such holders; provided that no director shall be removed for cause except by the affirmative vote of not less than a majority of the voting power of the shares then entitled to vote at an election of directors; and provided, further, that if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. The foregoing is subject to the rights of the holders of any series of preferred stock.

Any vacancy on the board of directors may be filled by the affirmative vote of a majority of directors then in office, but any vacancy filled in such manner shall be filled only until the next annual meeting of stockholders.

Written Consents

Our Certificate of Incorporation provides that any action required to be, or which may be, taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and delivered by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder Meetings

Our Certificate of Incorporation and our Bylaws provide that special stockholder meetings may be called at the request in writing of the holders of at least one-third of our capital stock issued and outstanding and entitled to vote at an election of directors.

Amendment of Certificate of Incorporation

Our Certificate of Incorporation provides that any action by the board of directors to amend our Certificate of Incorporation shall be approved by the affirmative vote of not less than a majority of the voting power of the shares of capital stock of the Company then entitled to vote at an election of directors. The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the Certificate of Incorporation are granted subject to this reservation.

Amendment of Bylaws

Our Bylaws may generally be amended by the stockholders or the board of directors, provided, however, that notice of such amendment is provided before the date on which the meeting of stockholders at which such amendment shall become effective or be voted on. All such amendments must be approved by either the holders of a majority of our outstanding capital stock entitled to vote thereon or a majority of the entire board of directors.

Other Limitations on Stockholder Actions

Our Bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose any repeal or change in our Bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under the procedural requirements of our Bylaws, to be properly brought before an annual meeting, director nominations and other business must be:

•	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors (or any duly authorized committee thereof);

•	properly brought before the annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof); or

•
brought before the annual meeting by any stockholder who is a stockholder of record on the date of the giving of the notice provided for in the Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the procedures set forth in the Bylaws.

To be properly brought before an annual meeting, any such other business also must be a proper subject for action by stockholders; provided that the law of Delaware shall govern whether such business is a proper subject for action by stockholders.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and no later than the close of business on the later of (i) the ninetieth (90th) day prior to such special meeting or (ii) the tenth (10th) day following the day on which the date of such annual meeting was publicly announced. Shareholders utilizing “proxy access” must meet the same deadlines.

Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Any repeal or modification of the indemnification provision by our stockholders shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

We will indemnify any officer or director of the Company, subject to the applicable provisions of our Certificate of Incorporation and Bylaws, against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified as described in this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending the indemnification provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the applicable provisions of the Bylaws.

Delaware Business Combination Statute

We have opted out of Section 203 of the Delaware General Corporation Law.

Listing

Our common stock is listed on the Nasdaq Global Select Market.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.